UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE l4A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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BARZEL INDUSTRIES INC.
(Name of Registrant As Specified In Its Charter)

(Name of Person(s) Filing Proxy statement, if Other Than the Registrant)

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To Our Stakeholders:

We concluded our efforts in 2008 with the strongest of conviction and focus.  Our transformation efforts were fast by any standard.  During the 15 months since we acquired Novamerican Steel, we reached agreement with fewer key raw material suppliers for operating on an actual, usage-based replenishment model with reliable, expedient delivery of these materials. We generated cash from permanent inventory reductions of over $88 million, primarily from this faster replenishment and operating cycle. We used these proceeds to pay down debt and our revolver remains undrawn.

We have now permanently liquidated substantially all remaining inventory that does not fit our replenishment model, including our decision in early 2008 to exit our inventory-based automotive segment.  This was completed during the first fiscal quarter of 2009 leaving us with no material exposure to General Motors, Ford or Chrysler. In many cases today, we are collecting our cash from a sale before payment on the steel is required.

We implemented organizational changes and restructurings resulting in the reduction of approximately 392 employees, primarily in the areas of administration and general management, purchasing, inside sales, accounting and plant operating personnel.  These reductions have been offset by the addition of approximately 82 new employees of substantially different competencies, educational backgrounds and cultural diversities. We expect our organizational changes will reduce our operating expenses by over $20 million dollars in 2009 from 2008.

As we reflect on these accomplishments, we only strengthen our resolve that these actions were critical for stabilizing our financial position and best positioning it for growth.  The 2008 and 2009 recession makes these steps all the more critical.

These actions have changed our very identity and, accordingly, we have changed our name to Barzel Industries Inc. “Barzel” means “steel” in many variations and languages. Our new logo, a steel ribbon in the form of a Möbius strip, represents our organizational model, which is a fully interdependent system, meaningful only in its entirety, and where no hierarchy exists.  The logo also reflects our capabilities in shaping and forging metals.

Outlook

The steel industry continues operating at very low utilizations, less than 50%.  Through March 2009, we have continued experiencing price declines, with exceptionally weak demand during these declines.

We expect our volumes in the first half of 2009 to be lower than the first half of 2009.  Our automotive business will be down substantially based on the industry’s pervasive weakness and our decision to exit most of the inventory-based automotive segment. We continue toll processing for certain automotive customers and their suppliers. Overall, our first fiscal quarter of 2009 is expected to result in much weaker revenue, lower operating expenses and lower operating profit when compared to our fourth fiscal quarter of 2008. Cash flows from operations, however, will remain positive, resulting primarily from higher sources of cash from the liquidation of non-replenishable inventories and overall improved working capital cycle times.

We will continue placing the highest priority on reducing variation throughout our system and accelerating the amount and speed of cash generated every day. Our focus is now on leveraging our faster system to best meet our customers needs and grow our sales.  These actions are critical for our stability and should continue to enhance our liquidity.  From April onward, we anticipate sales growth with higher throughput as our faster, lower cost materials are shipped into higher value product segments.

Kindest regards,
/s/ Corrado De Gasperis

Corrado De Gasperis
Chief Executive Officer
March 30, 2009

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 12, 2009 AND PROXY STATEMENT

This Proxy Statement is dated March 30, 2009

Gilbert E. Playford
Chairman of the Board

March 30, 2009

Fellow Stockholders:

It is my pleasure to invite you to our annual meeting, which will be held on May 12, 2009 at 11:00 a.m., at 7070 Mississauga Road, Suite 350, Mississauga, Ontario, Canada L5N 7J8.

In the following pages, you will find the formal notice of our annual meeting and our proxy statement. After reading the proxy statement, please mark your votes on the accompanying proxy or vote instruction card, sign it and promptly return it in the accompanying envelope.

If you wish to attend our annual meeting in person, please indicate your intention where requested on the accompanying proxy or vote instruction card. In addition, please write your name, where indicated, on the attached admission ticket and bring it with you to the meeting. Due to space limitations, we request that only one guest accompany you to the meeting.

We appreciate the continuing interest of our stockholders in our business.

Sincerely,

/s/ Gilbert E. Playford

Gilbert E. Playford
Chairman of the Board

Gilbert E. Playford
Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on May 12, 2009

The annual meeting of stockholders of Barzel Industries Inc. will be held on May 12, 2009 at 11:00 a.m., at 7070 Mississauga Road, Suite 350, Mississauga, Ontario, Canada L5N 7J8, for the following purposes:

1.	To elect six directors to serve on Barzel’s Board until the annual meeting of stockholders for 2009;

2.	To approve the issuance of 842,415 shares of Barzel common stock in connection with certain warrant exchanges; and

3.	To transact such other business as may properly come before the meeting.

To ensure that your shares are represented at the meeting in the event that you do not attend, please mark your votes on the accompanying proxy or vote instruction card, sign it, date it and promptly return it in the accompanying envelope or vote as instructed in Question 2 under “Questions and Answers” of the accompanying proxy statement or on the accompanying vote instruction card.

By Order of the Board of Directors,

/s/ Gilbert E. Playford

Gilbert E. Playford
Chairman of the Board

PROXY STATEMENT
for Annual Meeting of Stockholders for 2009

TABLE OF CONTENTS

QUESTIONS AND ANSWERS

1.	Q:	What is the purpose of the proxy?

A:
This proxy statement and the accompanying proxy relate to the annual meeting of stockholders of Barzel Industries Inc., a Delaware corporation (“Barzel”), for 2009. Barzel’s Board of Directors (“Barzel’s Board”) is soliciting proxies from stockholders in order to provide every stockholder an opportunity to vote on all matters submitted to a vote of stockholders at the meeting, whether or not he or she attends in person. The proxy authorizes a person other than a stockholder, called the proxyholder, who will be present at the meeting, to cast the votes which the stockholder would be entitled to cast at the meeting if the stockholder were present. It is expected that this proxy statement and the accompanying proxy will be first mailed or delivered to stockholders beginning on or about March 30, 2009.  Barzel, the company to which this proxy statement and the enclosed proxy relate, acquired a Canadian corporation called Novamerican Steel Inc. (the “Acquired Company”) on November 15, 2007 (the “Acquisition”). At the time of the Acquisition, Barzel was called Symmetry Holdings Inc.  In late 2007, Symmetry Holdings Inc. changed its name to Novamerican Steel Inc. and, in early 2009, to Barzel.

When used in this proxy statement, “we,” “us” or “our” refers to Barzel and its subsidiaries collectively or, if the context so requires, individually.

2.	Q:	How do I cast my vote?

A:	If you hold your shares in street name (such as in a brokerage account or in the name of a bank or other nominee), there are two different ways you may cast your vote. You can vote by:

•	marking, signing, dating and mailing the vote instruction card and returning it in the envelope provided.

•
attending and voting at the meeting, if you marked your vote instruction card that you will attend the meeting and obtained authorization from your bank, broker or nominee pursuant to instructions on your vote instruction card.

If you hold your shares registered in your name, there are two different ways you may cast your vote. You may vote by:

•	marking, signing, dating and mailing the accompanying proxy and returning it in the envelope provided.

•	attending and voting at the meeting after you have indicated your intention to attend the meeting on the accompanying proxy.

3.	Q:	What matters are being submitted to a vote?

A:	The only matters known to management to be submitted to a vote of stockholders at the meeting are as follows:

•	the election of directors.

•	the approval of the issuance of 842,415 shares of Barzel common stock in connection with the warrant exchanges described under Proposal II.

•	such other business as may properly come before the stockholders at the annual meeting.

If any of the nominees nominated by Barzel’s Board are not available for election at the time of the meeting, discretionary authority will be exercised by the proxyholders designated in the accompanying proxy to vote for substitutes designated by Barzel’s Board unless Barzel’s Board chooses to reduce the number of directors.

4.	Q:	How will the proxyholders vote my shares?

A:
When you give a proxy, regardless of the method by which given, the proxyholders will vote your shares as instructed on the proxy with respect to the matters specified on the proxy.

If you are a record holder of your shares and you submit a proxy but do not mark your votes, your shares will be voted FOR the election of each nominee that has been nominated by Barzel’s Board and FOR the issuance of 842,415 additional shares of Barzel common stock in connection with the warrant exchanges described under Proposal II.

In addition, if other matters are submitted to a vote of stockholders at the meeting, your proxy on the accompanying form gives the proxyholders the discretionary authority to vote your shares in accordance with their best judgment on that matter. Unless you specify otherwise, it is expected that your shares will be voted on those matters as recommended by Barzel’s Board.

If you hold your shares in “street name” through a broker, you must follow your broker’s procedures for instructing your broker how to vote. If you do not instruct your broker how to vote, your broker may exercise his, her or its discretion to vote your shares in the election of directors and, except as limited by rules of the New York Stock Exchange governing its member firms, other matters that are submitted to a vote of stockholders at the meeting.

5.	Q:	How do I revoke a proxy?

A:
If you hold your shares registered in your name, you may revoke your proxy by submitting a revised one at any time before the vote to which the proxy relates. You may also revoke it by submitting a ballot at the meeting during the time the polls are open for voting at such meeting.

If your shares are held in street name, there are special procedures that you must follow in connection with revoking a proxy submitted by marking, signing and returning the vote instruction card.

•
Revoking your vote and submitting a new vote before the deadline of midnight, eastern daylight savings time, on May 11, 2009. If you submit a proxy by marking, signing and returning the vote instruction card, you may revoke your proxy at any time and by any method before the deadline.

•
Revoking your vote and submitting a new vote after the deadline of midnight, eastern daylight savings time, on May 11, 2009. If you submit a proxy by marking, signing and returning the vote instruction card and wish to revoke it and submit a new proxy after the deadline has passed, you must contact your broker, bank or other nominee and follow the requirements set by your broker, bank or other nominee. We cannot assure you that you will be able to revoke your proxy and vote your shares by any of the methods described above.

•
Revoking your vote and submitting a new vote by ballot at the meeting. If you submit a proxy by marking, signing and returning the vote instruction card and wish to revoke it and vote at the meeting, you must contact your broker, bank or other nominee and follow the requirements set by your broker, bank or other nominee. We cannot assure you that you will be able to revoke your proxy or attend and vote at the meeting.

6.	Q:	Who may vote?

A:
Stockholders of record as of the close of business on March 13, 2009 are entitled to notice of the meeting and to vote on each proposal submitted to a vote of stockholders at the meeting. During the ten days prior to the annual meeting, a list of stockholders entitled to vote at the meeting will be available for examination by stockholders during ordinary business hours at our principal executive offices at 320 Norwood Park, South, 2nd Floor, Norwood, MA 02062.

Each share of our common stock, par value $0.001 per share, is entitled to vote.  At March 13, 2009, 26,564,607 shares of our common stock were issued and outstanding.  Those shares were held by 14 stockholders of record.

7.	Q:	What is a quorum?

A:
A quorum is the minimum number of issued and outstanding shares of our common stock, the holders of which must be present at a meeting in order to duly convene the meeting. The quorum for our annual meeting is the presence, in person or by proxy, of holders of a majority of the issued and outstanding shares of our common stock.

8.	Q:	What votes are used to determine the outcome of any matter submitted to a vote?

A:
Only those votes cast for the election of directors are used in determining the results of a vote on the election of directors.  Only those votes cast for or against any other proposal, including Proposal II, are used in determining the results of a vote on that proposal.

Abstentions and broker non-votes. The stockholders whose proxies show abstentions or constitute broker non-votes are included for purposes of determining the presence of a quorum. With respect to the approval of any particular proposal (other than the election of directors), however, since they are not affirmative votes for the proposal they have the same effect as votes against the proposal. With respect to the election of directors, stockholders whose proxies show abstentions or constitute broker non-votes will not count as votes cast for the proposal and will not affect the outcome of the vote.

9.	Q:	How many votes are required for each nominee to be elected as a member of Barzel’s Board?

A:	Each nominee must receive a plurality of the votes cast in order to be elected as a director.

10.	Q:	How many votes are required to approve the issuance of 842,415 shares of Barzel common stock in connection with certain warrant exchanges as described under Proposal II?

A:	Proposal II must receive the affirmative vote of the holders of a majority of the issued and outstanding shares of the common stock of Barzel in order to be approved.

11.	Q:	How much did this proxy solicitation cost?

A:
The cost for the solicitation of proxies by Barzel’s Board is anticipated to be approximately $10,000 which will be borne by us. We will request banks, brokers and other nominees, including custodians and fiduciaries, to forward soliciting material to beneficial owners of our common stock and will pay such persons for forwarding such material. In addition to the solicitation of proxies generally by means of this proxy statement, officers or other employees, without extra remuneration, may solicit proxies by telephone or other means of personal contact.

12.	Q:	Who is Barzel’s independent registered public accounting firm and will representatives thereof be available to respond to questions at the meeting?

A:
Barzel engaged the firm of Raymond Chabot Grant Thornton LLP as its independent registered public accounting firm for fiscal year 2008. The appointment of Raymond Chabot Grant Thornton LLP was approved by the Audit Committee. Raymond Chabot Grant Thornton LLP had been the independent registered accountants of the Acquired Company since 1997 and the independent registered accountants of Barzel since fiscal year 2007.

Representatives of Raymond Chabot Grant Thornton LLP will be present at the meeting, will be given the opportunity to make a statement if they desire to do so and will respond to appropriate questions of stockholders.

13.	Q:	When are stockholder proposals for the 2010 annual meeting due?

A:
Any proposal (including any nomination for election to Barzel’s Board) which a stockholder wishes to have considered for inclusion in Barzel’s proxy statement for the annual meeting of stockholders for 2010 must be received by the Secretary of Barzel at Barzel’s principal executive office on or before November 30, 2009 and must otherwise comply with Barzel’s Amended and Restated By-Laws and rules of the SEC.

Barzel’s By-Laws provide, among other things, that written notice of any proposal (including any such nomination) by a stockholder must be received by the Secretary of Barzel not less than 105 days and not more than 135 days prior to the meeting before such proposal (or nomination) is to be brought, except in certain circumstances, and must contain detailed information regarding the proposal (and, if applicable, the nominee) and the stockholder making the proposal (or nomination), including the name of the stockholder and the number of shares of our common stock owned beneficially and of record by the stockholder (including his or her affiliates, all groups of which he or she is a member and all persons with whom he or she is acting in concert (in each case identifying them)). Any proposal (other than a nomination for election to Barzel’s Board) which a stockholder wishes to have considered must also describe, among other things, the stockholder’s material direct or indirect interest in Barzel (including any material direct or indirect interest of his or her affiliates, all groups of which he or she is a member and all persons with whom he or she is acting in concert) and whether such stockholder (or such affiliates, groups or persons) has solicited, is soliciting or plans to solicit proxies in respect of such matter. A stockholder proposing to nominate a candidate for election to Barzel’s Board must disclose, among other things, any professional, commercial, business or familial relationship that the stockholder (including his or her affiliates, all groups of which he or she is a member and all persons with whom he or she is acting in concert (in each case identifying them)) has to the nominee (including his or her affiliates, all groups of which he or she is a member and all persons with whom he or she is acting in concert (in each case identifying them)). The chairperson of the annual meeting for 2010 shall determine whether any such proposal (or nomination) shall have been properly brought. If such proposal (or nomination) is not properly brought, then the chairperson shall not allow a vote on the proposal (or nomination).

Proxyholders named in the proxy accompanying the proxy statement for the annual meeting of stockholders for 2010 will have discretionary authority to vote on any proposal submitted at the meeting, other than a proposal that is included in such proxy statement.

PROPOSALS ON WHICH YOU MAY VOTE

I.  Election of Directors

You may vote on the election of directors. Unless you specify otherwise, either when completing your proxy or a subsequent proxy or by casting a ballot in person at the meeting, your shares represented by a proxy in the form accompanying this proxy statement and returned to the proxyholders named therein will be voted for the election to Barzel’s Board of each of the six nominees listed beginning on page 6.  Barzel’s Board recommends a vote FOR each of the nominees.

II.  Approval of the Issuance of 842,415 Additional Shares of Barzel’s Common Stock in Connection with Certain Warrant Exchanges

You may vote on the issuance of 842,415 additional shares of Barzel’s common stock in connection with the warrant exchanges described under Proposal II.  Unless you specify otherwise, either when completing your proxy or a subsequent proxy or by casting a ballot in person at the meeting, your shares represented by a proxy in the form accompanying this proxy statement and returned to the proxyholders named therein will be voted for the issuance of 842,415 additional shares of Barzel’s common stock in connection with the warrant exchanges.  Barzel’s Board recommends a vote FOR the approval of the issuance of 842,415 additional shares of Barzel’s common stock in connection with the warrant exchanges.

PROPOSAL I:  ELECTION OF DIRECTORS

Nominees for the Board of Directors

The following table sets forth information regarding the six individuals who have been nominated to serve as our directors. Each nominee has consented to being named as a nominee for election as a director and agreed to serve if elected. Each nominee who is elected will serve as a director until his or her successor is elected at the next annual meeting of stockholders or until his or her earlier removal or resignation. Except as otherwise described below, if any of the nominees is not available for election at the time of the meeting, discretionary authority will be exercised to vote for substitutes designated by Barzel’s Board unless Barzel’s Board chooses to reduce the number of directors. Management is not aware of any circumstances that would render any nominee unavailable.

The respective age and positions of each individual in the table below is as of March 1, 2009.

Name	Age	Position
Gilbert E. Playford	61	Non-Executive Chairman of the Board
Corrado De Gasperis	43	Chief Executive Officer and Director
Domenico Lepore	49	President and Director
Oded Cohen	61	Director
Scott C. Mason	50	Director
Martin D. Powell	62	Director

GILBERT E. PLAYFORD, Director since 2006

Mr. Playford has been our non-executive Chairman of the Board since April 2006. Mr. Playford is also a member of our Audit Committee. From August 2005 to March 2009, he served as Chairman, Chief Executive Officer and President of GBS Gold International Inc. (“GBS Gold”), an international gold company that he formed through multiple acquisitions. Prior to founding GBS Gold, Mr. Playford was the Chief Executive Officer and President of GrafTech International Ltd., a global manufacturer of industrial graphite and carbon-based materials, from June 1998 until his retirement in December 2002, and Chairman of the Board from September 1999 until February 2005. From June 1996 until June 1998, Mr. Playford was the President and Chief Executive Officer of LionOre Mining International, Ltd., a global nickel producer. LionOre was acquired by Norilsk Nickel in August 2007 for $6.4 billion. Mr. Playford previously held various senior management positions at Union Carbide Corporation, including Vice President, Principal Financial Officer and Treasurer and Corporate Vice President for Strategic Planning, as well as chief executive officer positions in various Union Carbide subsidiaries.

CORRADO DE GASPERIS, Director since 2006

Mr. De Gasperis has been our Chief Executive Officer and a director since April 2006. From May 2001 to December 2005, he served as Chief Financial Officer of GrafTech International Ltd., in addition to his duties as Vice President and Chief Information Officer, which he assumed in February 2000. He served as Controller of GrafTech from June 1998 to February 2000. From 1987 through June 1998, he was a Certified Public Accountant with KPMG LLP, and KPMG had announced his admittance as a partner effective July 1, 1998 in the Manufacturing, Retail and Distribution Practice.

DOMENICO LEPORE, Director since 2006

Mr. Lepore has been our President and a director since April 2006. From 1996 to November 2006, Dr. Lepore was President of ILUT Srl (and its predecessor firm, MST Methods for Systems Thinking Srl), an Italian management firm, which he founded, specializing in the turnaround and improvement of national and multinational businesses, primarily based in Europe and the United States. Dr. Lepore has been instrumental in the turnaround of a wide range of businesses in industries including aluminum, automotive, printing, diversified industrial and consumer products. From 1993 to 1996, he was Italy’s representative for the ISO Technical Committee 176, in Geneva, Switzerland, responsible for the development of the ISO 9000 family of standards. He began his career in 1988 working for Vila Srl, a consortium of small and medium-sized enterprises formed for the purpose of scouting technologies, products and intellectual property and facilitating collaborations between European partner companies, which resulted in the start up of many new businesses in Italy funded by private equity and the European Community. Dr. Lepore is a former Senior Advisor to, and member of, Inn.Tec, a consortium of nearly 200 companies in Brescia, the steel and aluminum district of Italy and a major industrial area in Europe.

ODED COHEN, Director since 2008

Mr. Cohen has been a director since October 2008.  Mr. Cohen serves as the chairman of our Compensation Committee.  Mr. Cohen has over 30 years of experience working directly with Dr. Eliyahu M. Goldratt.  Since 2001, Mr. Cohen has served as Director of Goldratt Centre Limited and  since 1989 as the Director of TOC Europe Ltd., a professional services consulting firm providing Theory of Constraints-based solutions for its clients. From 1987 to 2001, he was a Partner at AGI – Avraham Y. Goldratt Institute, responsible for Southern Europe.  From 1982 to 1986, he served in various capacities, including Managing Director, of Creative Output UK Ltd.

SCOTT C. MASON, Director since 2006

Mr. Mason has been a director since June 2006. Mr. Mason is a member of our Compensation Committee and Audit Committee. Since January 2006, he has served at Nalco Holding Company, a water treatment business, as Group Vice President and President of Alternate Channels and Global Supply Chain. Prior to joining Nalco, he held various senior management positions at GrafTech International Ltd., including Director of Mergers and Acquisitions (2000 to 2001), President of Advanced Energy Technology (February 2001 to December 2002), and President of Synthetic Graphite (January 2003 to April 2005). In 1999, Mr. Mason served as Vice President—Supply Chain Logistics for Union Carbide Corporation. From 1996 to 1999, Mr. Mason served as Director of Operations and then as Business Director for Union Carbide’s Unipol Polymers Business. From 1981 to 1996, Mr. Mason served in various financial, mergers and acquisitions and sales and marketing management positions at Union Carbide.

MARTIN D. POWELL, Director since 2008

Mr. Powell has been a director since October 2008.  Mr. Powell serves as chairman of our Audit Committee and is also a member of our Compensation Committee.  Mr. Powell began his career in the accounting profession, qualifying as a member of the Institute of Chartered Accountants in England & Wales in 1968 and attaining Fellowship status within the Institute in 1979. Since 1996, Mr. Powell has worked internationally with Dr. Goldratt in implementing the Theory of Constraints (“TOC”).  He also serves as a Director of Goldratt Solutions Limited, The Goldratt Centre Limited and Goldratt Consulting Limited, assisting in the global development of TOC expert resources. From 2003 to 2006, he also served as Vice President of Finance for the Goldratt Group.  From 1991 to 1996 he was a leading Management Development Trainer Regional Manager for Dale Carnegie International and later his own firm, MDP Associates. From 1964 to 1991, he served in a number of capacities with Clement Keys, Chartered Accountants and Auditors, including as Partner in the Audit Practice commencing in 1975.

PROPOSAL II:  APPROVAL OF THE ISSUANCE OF 842,415 ADDITIONAL SHARES OF BARZEL COMMON STOCK IN CONNECTION WITH CERTAIN WARRANT EXCHANGES

Barzel was a special purpose acquisition corporation that was formed in April 2006.  In March 2007, we completed our initial public offering of units, consisting of shares of common stock and warrants.  The units, shares and warrants were initially listed on the American Stock Exchange.  We completed our initial business combination in November 2007, when we acquired the Acquired Company.  Immediately following the Acquisition, we changed our name to Novamerican Steel Inc.  In December 2007,  we listed our common stock and warrants on the Nasdaq Capital Market (“Nasdaq”) and the units ceased trading.  In February 2009, we changed our name to Barzel Industries Inc.

In the first half of 2008, Barzel’s Board, consistent with its duties to the stockholders, began exploring various methods to mitigate the adverse effect on the market price of our common stock resulting from the overhang of a large number of warrants.  Barzel’s Board concluded that it would be in the best interests of our stockholders to engage in individually negotiated, private exchanges of new issue common stock for outstanding warrants.  Each exchange would be exempt from the registration requirements of the Securities Act of 1933, as amended, under Section 3(a)(9) thereof.

These exchanges were made in reliance on guidance provided by Nasdaq, prior to the first exchanges in July 2008, that exchanges made with insiders (e.g., officers, directors and their affiliates), on the one hand, and exchanges made with non-insiders of Barzel, on the other hand, would not be integrated together for purposes of determining compliance with Nasdaq Marketplace Rule 4350(i)(D).  Marketplace Rule 4350(i)(D) requires shareholder approval of issuances of common stock (other than in a public offering) in an amount greater than 20% of the common stock outstanding before the transaction, at a price lower than the greater of market price or book value (the “20% Rule”).  Since the exchanges would not be integrated, exchanges could be effected with each group so long as the number of shares issued to each group was less than such 20%, even if the total number of shares issued to both groups exceeded such 20%.  The exchange ratios used for exchanges with insiders were the market price as of the date of the relevant exchange and the exchange ratios used for exchanges with non-insiders were negotiated with the warrantholders to obtain the most favorable terms then available and without any minimums, maximums or self-imposed deadlines or other constraints.  We did not effect any exchanges on terms which we believed were unfavorable.

We completed various warrant exchanges in accordance with the guidance described above.  From July through October 2008, we issued an aggregate of 5,112,303 shares of common stock, consisting of 2,305,145 shares to insiders and 2,807,158 shares to non-insiders.  The number of shares issued upon exchanges with insiders and with non-insiders, respectively, was less than 20% of our common stock outstanding before any exchanges were made.

On October 31, 2008, we were verbally notified by the Nasdaq staff that it had now concluded that the warrant exchanges did not comply with the shareholder approval requirements set forth under the 20% Rule because the total number of shares of common stock issued, including shares issued to both insiders and non-insiders, exceeded the maximum number of shares issuable under the 20% Rule without shareholder approval.

In response to the concerns raised by the Nasdaq staff, Barzel and certain stockholders, including an entity controlled by Mr. Playford, agreed to hold in escrow an aggregate of 842,415 shares of common stock issued in exchange for 3,466,861 warrants (the “Escrow Shares”).  As a result of the escrow arrangement, Barzel has reduced the aggregate number of shares issued in the warrant exchanges to less than 20% of the shares of common stock outstanding prior to the warrant exchanges.

On January 13, 2009, we received a Nasdaq staff deficiency letter stating that the issuance of common stock in connection with the warrant exchanges did not comply with the 20% Rule, but that, based on the escrow arrangement, we had regained compliance with the 20% Rule and the matter had been closed.

The Escrow Shares will remain in escrow until the vote of stockholders on this Proposal II.   If Proposal II is approved, the Escrow Shares will be released to such stockholders.  If Proposal II is not approved, (i) the Escrow Shares will be returned to Barzel, canceled and returned to the status of authorized but unissued shares and (ii) the warrants tendered by such stockholders in connection with such exchanges will be reissued and returned to them.

Barzel's Board believes that the warrant exchange program was in the best interests of the stockholders and was successful in reducing the adverse effect on the market price of our common stock from the warrant overhang.  Prior to the commencement of the warrant exchanges, Barzel had 25,579,069 warrants outstanding.  After the warrant exchanges and currently (assuming the warrant exchanges subject to stockholder approval under Proposal II are effected), Barzel has 6,352,847 warrants outstanding.

Accordingly, Barzel’s Board seeks the approval of stockholders to issue the Escrow Shares, upon the terms described above.

For the reasons set forth above, Barzel’s Board recommends a vote FOR the issuance of 842,415 shares of Barzel common stock in connection with certain warrant exchanges as described above.

THE BOARD OF DIRECTORS AND MANAGEMENT

Structure of the Board

Our common stock and warrants are listed on Nasdaq. We have evaluated whether our directors are ‘‘independent directors’’ within the meaning of Nasdaq rules. Such rules provide generally that a director will not qualify as an ‘‘independent director’’ unless the board of directors of the listed company affirmatively determines that the director does not have a relationship with the listed company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In addition, such rules generally provide that a director will not qualify as an ‘‘independent director’’ if: (i) the director is, or in the past three years has been, employed by the listed company; (ii) the director has an immediate family member who is, or in the past three years has been, an executive officer of the listed company; (iii) the director or a member of the director’s immediate family has accepted any compensation from the listed company of more than $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than for service as a director or employee (other than an executive officer) or as payments under a tax-qualified retirement plan or non-discretionary compensation; (iv) the director or a member of the director’s immediate family is a current partner of the independent auditors of the listed company, or in the past three fiscal years has been a partner or employee of such auditors and worked on the audit of the listed company; or (v) the director or a member of the director’s immediate family is a partner in, or a controlling stockholder or an executive officer of, an entity that made payments to or received payments from the listed company in an amount which, in any fiscal year during the past three years, exceeds the greater of $200,000 or 5% of the other entity’s consolidated gross revenues.

Barzel’s Board has determined that Messrs. Playford, Cohen, Mason and Powell, constituting a majority of our directors, are ‘‘independent directors’’ within the meaning of such rules. Our independent directors will meet in executive session as often as necessary to fulfill their duties, but no less frequently than annually.

Barzel’s amended and restated by-laws provide that transactions with any of our affiliates must be on terms no less favorable to us than we could obtain from unaffiliated parties and must be approved by a majority of our independent and disinterested directors (i.e., those directors that are not expected to derive any personal financial benefit from the transaction).

Board and Committee Charters

Barzel’s Board adopted written Corporate Governance Guidelines and each committee has adopted a written Charter that, at a minimum, are intended to satisfy the requirements of Nasdaq listing standards. These guidelines cover such matters as purpose and powers, composition, meetings, procedures, required responsibilities and discretionary activities which Barzel’s Board or the committee should periodically consider undertaking. Each committee is authorized to exercise all power of Barzel’s Board with respect to matters within the scope of its Charter.

The Corporate Governance Guidelines and each of the committee Charters are available on our Web site by clicking on “Access our financial reports and regulatory filings here - Corporate Governance” at www.barzel.com and in print to any stockholder upon request. The information contained on our Web site is not part of this proxy statement.

Nothing in the Corporate Governance Guidelines or the Charter of any committee shall expand or increase the duties, responsibilities or liabilities of any member under any circumstance beyond those otherwise then existing under applicable law.

Corporate Governance

The Corporate Governance Guidelines provide, among other things, that:

•	a majority of the directors shall be independent within the meaning of Nasdaq listing standards;
•
if a member of the Audit Committee simultaneously serves on an audit committee of more than three public companies, Barzel’s Board must determine that such simultaneous service would not impair the ability of such member to effectively serve on the Audit Committee;

•	no director will be nominated for election or re-election if he or she would be age 74 or older at the time of election, unless special circumstances so warrant;
•	Barzel’s Board shall meet in regular sessions at least four times annually (including telephonic meetings and the annual retreat described below);

•
Barzel’s Board shall have an annual retreat with executive officers at which there will be a full review of financial statements and financial disclosures, long-term strategies, plans and risks, and current developments in corporate governance; and

•	non-management directors will meet in executive session at least once annually.

Meetings of the Board

Barzel’s Board met eight times during fiscal 2008.

Each director is expected to attend meetings of Barzel’s Board and meetings of committees of Barzel’s Board on which he serves, and to spend the time necessary to properly discharge his respective duties and responsibilities. During 2008, each director who was then serving attended at least 80% of the total number of meetings of Barzel’s Board and meetings of committees of Barzel’s Board of which he was a member. Directors are encouraged, but not required, to attend Barzel’s annual meetings of stockholders.

Committees of the Board

Barzel’s Board has established three standing committees, the Audit Committee, the Executive Committee, the Compensation Committee, and periodically establishes other committees, in each case so that certain important matters can be addressed in greater depth than may be possible in a meeting of Barzel’s Board. Barzel’s Board maintained a Nominating and Governance Committee until February 2009 when Barzel’s Board disbanded the Nominating and Governance Committee and assigned its functions to the Executive Committee.  Under the Corporate Governance Guidelines and committee charters described below, members of the three standing committees must be independent directors within the meaning of Nasdaq listing standards. Further, members of the Audit Committee must be independent directors within the meaning of the Sarbanes-Oxley Act of 2002, must satisfy the expertise requirements of Nasdaq listing standards and must include an audit committee financial expert within the meaning of SEC rules. Barzel’s Board has determined that the three standing committees currently consist of members who satisfy such requirements.

All committees have the authority to retain and pay advisors and conduct investigations without further approval of Barzel’s Board or management. All such advisors shall report and be responsible directly to the committee which retains them, including the independent registered public accounting firm (who are required to be retained by the Audit Committee). In addition, Barzel’s Board and each committee have unrestricted and regular access to management and employees of Barzel.

Board Committee Membership Roster As of March 1, 2009

Name	Audit	Compensation	Executive
Gilbert E. Playford	x		x
Corrado De Gasperis
Domenico Lepore
Oded Cohen		x *	x *
Scott C. Mason	x	x	x
Martin D. Powell(a)	x *	x	x
Number of meetings in 2008	9	3	0

__________

*	Committee Chairperson.

(a)	Mr. Powell has been designated by Barzel’s Board as an audit committee financial expert within the meaning of SEC rules under the Sarbanes-Oxley Act of 2002.

Audit Committee

Barzel’s Audit Committee met nine times during fiscal 2008.

Barzel’s Board has established an Audit Committee, which has powers and performs the functions customarily performed by such a committee (including those required of such a committee under the rules of the Nasdaq and the Securities and Exchange Commission). Barzel’s Audit Committee is composed of Messrs. Powell (Chairman), Playford and Mason. The Audit Committee is responsible for meeting with our independent registered public accounting firm regarding, among other matters, audits and the adequacy of our accounting and control systems. The Audit Committee must be composed of at least three directors who comply with the independence rules of the Nasdaq and The Sarbanes-Oxley Act of 2002 and at least one of whom is an “audit committee financial expert” as defined under Item 401 of Regulation S-K of the Exchange Act.  Barzel’s Board has concluded that Mr. Powell is an “audit committee financial expert.”

Without limiting the scope of such activities, the Audit Committee Charter requires the Audit Committee to:

•	select, retain, evaluate and, as appropriate, terminate and replace the independent registered public accounting firm;
•
review and, as appropriate, approve, prior to commencement, all audit and non-audit services to be provided by the independent registered public accounting firm (other than certain de minimus exceptions permitted by law);

•	review regularly with the independent registered public accounting firm any significant disagreements between the independent registered public accounting firm and management;
•	resolve or direct the resolution of all material disagreements between management and the independent registered public accounting firm regarding accounting and financial reporting;
•
review with management and the independent registered public accounting firm all reports delivered by the independent registered public accounting firm with respect to critical accounting policies and practices used, alternative treatments of financial information available under GAAP and other written communications between the independent registered public accounting firm and management, together with their ramifications and the preferred treatment by the independent registered public accounting firm;

•	meet at least once annually with management, the internal auditors, legal counsel and the independent registered public accounting firm in separate executive sessions;
•
assess at least annually the adequacy of codes of conduct, including codes relating to ethics, integrity, conflicts of interest, confidentiality, public disclosure and insider trading and, as appropriate, adopt changes thereto, and otherwise discharge its responsibilities with respect to the adoption, improvement and implementation of the code of conduct;

•
establish or direct the establishment and maintenance of procedures for the receipt, retention and treatment of, and the response to, complaints received regarding accounting, internal accounting controls or auditing matters; and

•	establish or direct the establishment and maintenance of procedures for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The Audit Committee Charter allows the Audit Committee to designate one member to approve non-audit services to be provided by the independent registered public accounting firm but such member must inform the Audit Committee of the approval at the next meeting.  The Audit Committee has delegated such authority to approve such fees to its Chairman, up to an annual aggregate amount of $25,000.  All such approvals are required to be disclosed in Barzel’s periodic reports filed with the SEC.

No member of the Committee serves as a member of an audit or similar committee of more than three public companies. The Audit Committee’s Report is set forth below.

A copy of the Audit Committee Charter is available on our website at www.barzel.com under “Access our financial reports and regulatory filings here - Corporate Governance.”

Nominating and Governance Committee

Barzel’s Nominating and Governance Committee met two times during fiscal 2008.

Barzel’s Board established a Nominating and Governance Committee, which had powers and performed the functions customarily performed by such a committee. Barzel’s Nominating and Governance Committee was composed of Mr. Mason, Mr. Barker and Mr. Ramage until October 2008 when Mr. Barker and Mr. Ramage resigned from Barzel’s Board.  On February 18, 2009, Barzel’s Board dissolved the Nominating and Corporate Governance Committee and in its place established the Executive Committee to perform its functions. The Nominating and Governance Committee assisted Barzel’s Board in discharging and performing its duties and responsibilities with respect to nomination of directors, selection of committee members, assessment of performance of Barzel’s Board and other corporate governance matters.

Executive Committee

Barzel’s Board established an Executive Committee to assist it in discharging and performing its duties and responsibilities, including with respect to the nomination of directors, selection of committee members, assessment of performance of Barzel’s Board and other corporate governance matters.  Barzel’s Executive Committee is composed of Messrs. Cohen (Chairman), Playford, Mason and Powell.  Without limiting the scope of such activities, the Committee shall, among other things:

•
review at least annually the current directors of Barzel’s Board to determine whether such individuals are independent under Nasdaq listing standards, SEC rules and under the Sarbanes-Oxley Act of 2002, non-employee directors under the Securities Exchange Act of 1934 and outside directors under the Internal Revenue Code of 1986;

•	review candidates for nomination for election as directors submitted by directors, officers, employees and stockholders and establish procedures to be followed by stockholders in submitting nominees;
•	recommend to Barzel’s Board nominees for election as directors at each annual meeting of stockholders, to fill a vacancy on Barzel’s Board or to increase the size of Barzel’s Board; and
•	review and assess the adequacy of the corporate governance guidelines and submit appropriate changes to such corporate governance guidelines to Barzel’s Board for approval.

The Committee annually assesses the composition of Barzel’s Board and its standing committees to determine whether they comply with requirements under Board and Committee Charters, SEC rules, Nasdaq listing standards and applicable laws and possess the core competencies described below.  In addition, the Committee assesses whether each director has the skills and characteristics described below and undertakes director succession and other planning as to our future needs. The Committee gathers suggestions as to individuals who may be available to meet those future needs from a variety of sources, such as past and present directors, stockholders, colleagues and other parties with which we have business dealings, and undertakes a preliminary review of the individuals suggested. The preliminary review may include preliminary searches of public information available about the individuals. At such times as the Committee determines that a relatively near term need exists and if, following a preliminary review, the Committee believes that an individual may strengthen the core competencies and possess the skills and characteristics described below, the Committee will contact the individual to ascertain his or her interest in serving us and obtain further information about and insight as to such individual. In connection therewith, the Committee typically reviews detailed resumes and questionnaires, contacts references, conducts in-depth interviews and undertakes in-depth searches of public information. Based thereon and on the Committee’s evaluation of other potential nominees and our needs, the Committee determines whether to recommend that Barzel’s Board nominate the individual for election as a director. While we have not in the past engaged any third party to identify or evaluate nominees, the Committee may do so in the future.

There are no differences in the manner in which the Committee evaluates nominees for directors recommended by a stockholder. To submit a nominee for election as a director for consideration by the Committee, a stockholder must submit a written request to that effect to Barzel’s Secretary at our principal executive office. Any such request will be subject to the requirements described in our amended and restated by-laws, including the requirements described in Question 13 on page 4.

The Committee believes that Barzel’s Board, as a whole, should possess the following core competencies:

•	accounting, finance and disclosure: ability to protect and inform stockholders and debtholders through liquidity and capital resource management and internal financial and disclosure controls;
•	business judgment: ability to assess business risk and stockholder valuation creation strategies;
•	management: ability to apply general management best practices in a complex, rapidly evolving business environment;
•	crisis response: ability and time to perform during periods of both short-term and prolonged crisis;
•	industry knowledge: ability to assess opportunities and threats unique to Barzel’s industry;
•	international markets: ability to appreciate the importance of global business trends;
•	leadership: ability to attract, motivate and energize a high-performance leadership team;
•
strategy/vision:  ability to provide strategic insight and direction by encouraging innovation, conceptualizing key trends, evaluating strategic decisions and continuously challenging Barzel to sharpen its vision; and

•
conflict resolution: ability to effectively assess the needs and goals of partners, counterparties, stockholders and employees and logically resolve conflicts in a fiduciary and mutually beneficial manner.

The Committee also believes that each director should have the following skills and characteristics:

•	high personal standards of integrity; honesty; and desire to make full disclosure of all present and future conflicts of interest;
•	the ability to make informed business judgments;
•	literacy in financial and business matters;
•	the ability to be an effective team member;
•	a commitment to active involvement and an ability to give priority to our company; a member of the Audit Committee should serve on no more than 3 public company audit committees;
•	no affiliations with competitors;
•	achievement of high levels of accountability and success in his or her given fields;
•	no geographic travel restrictions;
•	an ability and willingness to learn our business;
•	a strong philosophical and motivational fit with our stated operating methodology;
•
preferably have experience in our business or in professional fields (i.e. finance, accounting, law or banking) or in other industries or as a manager of international businesses so as to have the ability to bring new insight, experience or contacts and resources to Barzel;

•	preferably have a willingness to make a personal investment in Barzel;

•	preferably have no direct affiliations with major suppliers or vendors; and
•	preferably have previous public company board experience together with good references.

Compensation Committee

Barzel’s Compensation Committee met three times during fiscal 2008.

Barzel’s Board has established a Compensation Committee, which has powers and performs the functions customarily performed by such a committee. Barzel’s Compensation Committee is composed of Messrs. Cohen (Chairman), Mason and Powell.  The Compensation Committee assists Barzel’s Board in discharging and performing its duties and responsibilities with respect to management compensation and succession planning and employee benefits. To the extent that the Committee deems appropriate or desirable, it may appoint one or more subcommittees whose members are non-employee directors and outside directors as set forth above and delegate to such subcommittee or subcommittees the authority to perform certain responsibilities of the Committee.

Without limiting the scope of such activities, the Compensation Committee shall, among other things:

•
annually determine the compensation of the Chief Executive Officer and review and approve the goals and objectives relevant thereto and evaluate the performance of the Chief Executive Officer in light of such goals and objectives;

•	annually determine the compensation of the other executive officers and review the compensation of other members of senior management and other employees;
•	annually review and approve the compensation for the directors;
•	review periodically and approve, as appropriate, policies on management perquisites;
•	coordinate with senior management the long-range planning for development and succession of senior management, including contingency planning for unanticipated sudden developments;
•	review compliance with prohibitions on personal loans to directors and executive officers;
•
review and approve the creation, modification, termination and funding of compensation, retirement, benefit and welfare arrangements, plans, policies and programs for senior management and other employees generally;

•	administer all stock-based compensation plans and such other programs as may be designated by Barzel’s Board; and
•
review and discuss the Compensation Discussion and Analysis with management and, based on such review, recommend to Barzel’s Board that the Compensation Discussion and Analysis be included in our annual proxy statement or annual report on Form 10-K in accordance with applicable rules and regulations.

For a further discussion of the processes and procedures involved, please see “Compensation of Directors and Executive Officers—Compensation Discussion and Analysis.”

Barzel’s Board believes that it is in the best interest of stockholders for directors and executive officers to have a meaningful long-term financial interest in Barzel to better align their interests with those of the stockholders.  Accordingly, Barzel’s Board has adopted voluntary stock ownership guidelines.  Barzel’s Board considers that no compensation or perquisites should be provided to directors or executive officers without full disclosure to (and, to the extent required by its Charter, without prior approval by) the Compensation Committee, and that any compensation or other benefit received by any director or executive officer from any affiliated entities should also be fully disclosed to (and, to the extent required by its Charter, first approved by) the Compensation Committee and carefully reviewed to confirm compliance with the Barzel Code of Business Conduct and Ethics and applicable law.  Barzel’s Board expects that the Compensation Committee will conduct an annual review of director compensation and report to Barzel’s Board, and that the Compensation Committee will determine the form and amount of director compensation.  Barzel’s Board believes that a director’s independence and objectivity may be jeopardized if equity compensation and perquisites exceed customary levels, if Barzel makes substantial charitable contributions to organizations with which the director is affiliated or if Barzel enters into consulting arrangements with (or provides other indirect forms of compensation to) a director or an organization with which the director is affiliated.

Communications Between Security Holders and the Board

Barzel’s Board approved a process for stockholders to send communications to Barzel’s Board. Stockholders who wish to contact Barzel’s Board may do so by submitting any communications to Barzel’s Secretary at Barzel’s principal executive office. The Secretary will receive the correspondence and forward it to the chairman of the Audit Committee who will review the communication and forward it to Barzel’s Board as appropriate.

Executive Officers

The following table sets forth information regarding individuals who currently serve as our executive officers. The respective age and positions of each individual in the table below is given as of March 1, 2009. The age, positions and biographical information of Corrado De Gasperis, our Chief Executive Officer and a Director, and Domenico Lepore, our President and a Director, are set forth above in Proposal I.

Name	Age	Position
Karen G. Narwold	49	Vice President, Strategic Counsel and Secretary

KAREN G. NARWOLD  Vice President, Strategic Counsel and Secretary

Ms. Narwold has been our Vice President, Strategic Counsel and Secretary since January 1, 2009. Ms. Narwold also served as our Vice President, Chief Administrative Officer, General Counsel and Secretary from January 1, 2008 to December 31, 2008 and as our General Counsel from March 2007 until December 31, 2007. Prior to joining Barzel, Ms. Narwold was the Vice President, General Counsel, Human Resources and Secretary for GrafTech International Ltd. from 1999 until April 30, 2006. Ms. Narwold joined GrafTech in 1990 as Regulatory and Commercial Counsel. In 1997, she became Assistant General Counsel and was promoted to Deputy General Counsel in 1999. In that same year, the Board of Directors of GrafTech unanimously elected Ms. Narwold to the position of Vice President, General Counsel and Secretary. Effective August 2001, Ms. Narwold assumed responsibility for Corporate Human Resources as well. As Vice President, General Counsel, Human Resources and Secretary, Ms. Narwold was primarily responsible for general corporate and commercial matters, acquisitions and divestitures, strategic and complex capital structure planning and execution, corporate governance, securities law and other regulatory compliance, litigation and human resources.

Code of Business Conduct and Ethics

Our Code of Business Conduct and Ethics applies to our directors, officers and employees and is intended, at a minimum, to comply with Nasdaq listing standards as well as the Sarbanes-Oxley Act of 2002 and SEC rules adopted thereunder. A copy of our Code of Business Conduct and Ethics is available on our website at www.barzel.com under “Access our financial reports and regulatory filings here - Corporate Governance” and in print to any stockholder upon request. Only Barzel’s Board or the Audit Committee may waive the provisions of our Code of Business Conduct and Ethics with respect to executive officers and directors.

Related Person Transactions

Barzel’s Board recognizes that transactions in which we participate and in which a related person (an executive officer, director, director nominee, five percent or greater stockholder, and their immediate family members) has a direct or indirect material interest can present potential or actual conflicts of interest and create the appearance that company decisions are based on considerations other than the best interests of Barzel and its stockholders. Accordingly, as a general matter, it is our preference to avoid related person transactions. Barzel’s amended and restated by-laws provide that transactions with any of our affiliates must be on terms no less favorable to Barzel than it could obtain from unaffiliated parties and must be approved by a majority of Barzel’s independent and disinterested directors (i.e., those directors that are not expected to derive any personal financial benefit from the transaction).

           The following sets forth information with respect to certain relevant relationships and related person transactions.

Registration rights

Barzel’s founding stockholders entered into a registration rights agreement with Barzel pursuant to which holders of 20% or more of its shares issued and outstanding prior to its initial public offering will be entitled to make up to two demands that we register any or all shares of common stock held by them (including shares issuable upon exercise of warrants sold to them), at any time within seven years after November 15, 2007, the date of the Acquisition.  In addition, Barzel’s founding stockholders will be entitled to ‘‘piggy-back’’ registration rights on registration statements that we may file subsequent to November 15, 2007, the date of the Acquisition. We will bear the expenses incurred in connection with the filing of any such registration statements, other than underwriting or selling discounts and commissions. The registration rights agreement provides that, notwithstanding any other agreement, Barzel’s founding stockholders will be permitted to exercise all existing warrants on a net cashless basis or by delivering previously outstanding unregistered shares in payment of the exercise price, so as to, among other reasons, permit tacking of holding periods under Rule 144 under the Securities Act.

Engagement of Kelley Drye & Warren LLP and Symmetry Advisors Inc.

We have engaged Kelley Drye & Warren LLP, which is affiliated with one of our former directors and founding stockholders, Mr. Barker, a partner of such firm, to perform securities and certain corporate legal work for us at customary hourly billing rates.  Such legal work included legal work performed in connection with the financing of the Acquisition and filing of periodic reports.

We have engaged Symmetry Advisors Inc. (“Symmetry Advisors”) (formerly, ILUT North America Inc.), which is affiliated with one of our officers and directors and founding stockholders, Dr. Lepore, to perform consulting services in connection with the implementation of the Decalogue methodology.  Dr. Lepore is the sole shareholder of Symmetry Advisors.  We paid Symmetry Advisors approximately $1.629 million in consulting fees in fiscal year 2008.  The consulting fees cover the operating expenses of Symmetry Advisors, including the compensation of its current employees and travel expenses.  Dr. Lepore does not receive any compensation from Symmetry Advisors or through his ownership of Symmetry Advisors.  Our consulting services agreement with Symmetry Advisors was renewed effective January 1, 2009 on the same terms and conditions as the prior agreement.

The engagement of Kelley Drye & Warren LLP and Symmetry Advisors was approved by a majority of Barzel’s independent and disinterested directors in accordance with our amended and restated by-laws.

Recent Exchanges of Warrants for Shares of Common Stock

On July 24, 2008, we agreed to issue an aggregate of 1,643,526 shares of our common stock in multiple privately-negotiated exchanges with various holders of outstanding warrants to purchase our common stock, pursuant to exchange agreements dated July 24, 2008.  The exchange ratio was based upon the consolidated closing bid prices for our common stock and our warrants on July 23, 2008, in accordance with Nasdaq rules.  The exchanging holders included:  Mr. De Gasperis who exchanged 280,502 warrants for 68,159 shares; Mr. Barker who exchanged 80,556 warrants for 19,575 shares; Mr. Mason who exchanged 74,306 warrants for 18,056 shares; Ms. Narwold who exchanged 6,250 warrants for 1,519 shares; and Mr. Playford, whose affiliates exchanged 6,322,124 warrants for 1,536,217 shares.

On October 24, 2008, we agreed to issue an aggregate of 661,619 shares of our common stock, in multiple privately-negotiated exchanges with various holders of an aggregate of 2,348,749 outstanding warrants to purchase our common stock, pursuant to exchange agreements dated October 24, 2008.  The exchange ratio was based upon the consolidated closing bid prices for our common stock and our warrants on October 23, 2008, in accordance with Nasdaq rules.  The exchanging holders consisted of affiliates of Mr. Playford.

The issuance of such shares of common stock to such holders was exempt from registration under Section 3(a)(9) of the Securities Act of 1933, as amended, as the exchanges were or will be between us and existing security holders and no commission or other remuneration was or will be paid or given directly or indirectly for soliciting such exchanges.

Prior to the commencement of the warrant exchanges, Barzel had 25,579,069 warrants outstanding.  After the warrant exchanges and currently (assuming the warrant exchanges subject to stockholder approval under Proposal II are effected), Barzel has 6,352,847 warrants outstanding.

Engagement of Oded Cohen

On January 1, 2009, we engaged Oded Cohen, one of our directors, to perform consulting services for the purpose of continuous learning and knowledge development.  We expect to pay Oded Cohen approximately $120,000 in consulting fees in fiscal year 2009.

The engagement of Oded Cohen was approved by a majority of Barzel’s independent and disinterested directors in accordance with our amended and restated by-laws.

AUDIT COMMITTEE REPORT

Barzel’s management is responsible for its financial reporting, including design and implementation of internal controls and preparation of consolidated financial statements in accordance with generally accepted accounting principles. Barzel’s independent registered public accounting firm is responsible for auditing those consolidated financial statements. The Audit Committee is responsible for overseeing those activities. The Audit Committee does not and is not required to prepare or review financial records, prepare or audit financial statements, design or implement internal controls, make estimates or select principles used for financial reporting, or identify and eliminate financial risks or non-compliance with applicable law. Therefore, the Audit Committee relies, without independent verification, on representations and information provided by management (including executive, financial and legal management) that, among other things, the audited consolidated financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles. The Audit Committee also relies, without independent verification, on reports by the independent registered public accounting firm that the consolidated financial statements have been prepared in conformity with generally accepted accounting principles.

The Audit Committee reviewed and discussed Barzel’s audited consolidated financial statements for the year ended November 29, 2008 with Barzel’s management and Raymond Chabot Grant Thornton LLP, Barzel’s independent registered public accounting firm for 2008. The Audit Committee also discussed with Raymond Chabot Grant Thornton LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended, as adopted by the PCAOB in Rule 3200T. This included a discussion of the independent registered public accounting firm’s judgment as to the quality, as well as the acceptability, of Barzel’s accounting principles and such other matters that the PCAOB requires to be discussed with an audit committee. The Audit Committee received the written disclosures and the letter from Raymond Chabot Grant Thornton LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) as adopted by the PCAOB in Rule 3600T and the Committee discussed with Raymond Chabot Grant Thornton LLP the independence of Raymond Chabot Grant Thornton LLP from Barzel and its management. The Audit Committee also reviewed with management and Raymond Chabot Grant Thornton LLP all reports delivered by Raymond Chabot Grant Thornton LLP in accordance with Section 10A(k) of the Securities Exchange Act of 1934 with respect to critical accounting policies and practices used, alternative treatments of financial information available under U.S. generally accepted accounting principles and other written communications between Raymond Chabot Grant Thornton LLP and management, together with their ramifications and the preferred treatment by Raymond Chabot Grant Thornton LLP.

The Audit Committee has established a policy requiring approval by it of all fees for all audit and non-audit services to be provided by Barzel’s independent registered public accounting firm, prior to commencement of such services. Consideration and approval of fees generally occurs at the Audit Committee’s regularly scheduled meetings or, to the extent that such fees relate to other matters, at special meetings. In situations where it may be impractical to wait until the next meeting, the Committee may delegate authority to approve such fees to a member of the Audit Committee.  Such member must inform the Audit Committee of all such approvals at the next meeting of the Audit Committee.  The Audit Committee has delegated such authority to approve such fees to its Chairman, up to an annual aggregate amount of $25,000.  All such approvals must be disclosed in periodic reports filed with the SEC.  All of the fees reflected in the table below were pre-approved by the Audit Committee.

The Audit Committee has determined that the approval and payment of all fees in 2008 complied with the Sarbanes-Oxley Act of 2002 and SEC rules thereunder. The Audit Committee also determined that the provision of non-audit services by Raymond Chabot Grant Thornton LLP to Barzel and its subsidiaries was compatible with the maintenance by Raymond Chabot Grant Thornton LLP of its independence from Barzel.

Based on its review and discussions noted above, the Audit Committee recommended to Barzel’s Board that it approve, and Barzel’s Board approved, the inclusion of Barzel’s audited consolidated financial statements in Barzel’s Annual Report on Form 10-K for the year ended November 29, 2008 filed with the SEC.

                      AUDIT COMMITTEE
                      Martin D. Powell, Chairman
                      Gilbert E. Playford
                      Scott C. Mason

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES

A summary of the fees which Barzel and its subsidiaries paid to Raymond Chabot Grant Thornton LLP and its respective affiliates for professional services performed for 2007 and 2008 is set forth below.

The Barzel (formerly Novamerican Steel Inc. and formerly Symmetry Holdings Inc.) consolidated financial statements for the year ended December 31, 2006, were audited by Miller, Ellin & Company LLP.  Subsequent to the Acquisition, Barzel’s Audit Committee approved the dismissal of Miller, Ellin & Company LLP as its independent registered public accounting firm on December 7, 2007 and approved the engagement of Raymond Chabot Grant Thornton LLP as Barzel’s independent registered public accounting firm for fiscal year 2007 and fiscal year 2008.  Raymond Chabot Grant Thornton LLP had been the Acquired Company’s independent registered public accounting firm since 1997.   During the two most recent fiscal years and any subsequent interim period preceding the dismissal of Miller, Ellin & Company LLP, there were no disagreements on any matters enumerated in Item 304(a)(1)(iv) of SEC Regulation S-K.  During the two most recent fiscal years and any subsequent interim period preceding the engagement of Raymond Chabot Grant Thornton LLP, we did not consult with Raymond Chabot Grant Thornton LLP with respect to any of the matters enumerated in Item 304(a)(2)(i) or Item 304(a)(2)(ii) of SEC Regulation S-K.

	2007		2007		2008		2008

Audit Fees	CA$536,735	(a)	US$17,562	(b)	CA$1,040,000	(c)	–
Audit-Related Fees	–		–		CA$230,400	(d)	US$105,000	(d)
Tax Fees	–		–		CA$249,443	(e)	US$167,632	(e)
All Other Fees	–		US$13,617	(f)	–		US$17,000	(g)
Total	CA$536,735		US$31,179		CA$1,519,843		US$289,632

(a)	Includes fees of Raymond Chabot Grant Thornton LLP in connection with:
•	the audit of the annual audited financial statements of Barzel and its subsidiaries; and
•	the preparation and issuance of a comfort letter in connection with the financing related to the Acquisition.

(b)	Includes fees of Miller, Ellin & Company LLP in connection with:
•	the audit of the annual audited financial statements of Barzel and its subsidiaries; and
•	the review of quarterly financial statements of Barzel and its subsidiaries.

(c)	Includes fees of Raymond Chabot Grant Thornton LLP in connection with:
•	the audit of the annual audited financial statements of Barzel and its subsidiaries;
•	the review of quarterly financial statements of Barzel and its subsidiaries; and

(d)	Includes fees of Raymond Chabot Grant Thornton LLP and Grant Thornton LLP in connection with:
•	the review of financial statements of Barzel and its subsidiaries in connection with the filing of a registration statement.

(e)	Includes fees of Raymond Chabot Grant Thornton LLP and Grant Thornton LLP in connection with:
•	tax compliance, tax advice and tax planning.

(f)	Includes fees of Miller Ellin & Company LLP in connection with:
•	the preparation and issuance of a comfort letter in connection with the financing related to the Acquisition.

(g)	Includes fees of Grant Thornton LLP in connection with:
•	the audit of the 2007 Benefit Plan for Barzel and its subsidiaries.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The compensation discussion and analysis below and the tables that follow provide certain information concerning compensation awarded to, earned by or paid to each person serving as our Chief Executive Officer and our acting Chief Financial Officer and our three other most highly compensated executive officers serving during the fiscal year ended November 29, 2008 (collectively the “Named Executive Officers”).

Compensation Discussion and Analysis

Prior to the Acquisition, our operations were limited to organizational activities and to activities related to completing a business combination.  Accordingly, our Named Executive Officers did not receive any compensation prior to the Acquisition other than reimbursement of the opportunity to participate in health plans sponsored by Barzel and, for Domenico Lepore, reimbursement of certain relocation and housing expenses.

We completed the Acquisition on November 15, 2007.

The Compensation Committee is responsible for determining compensation for our Named Executive Officers, directors and other executive officers, including compensation in the form of cash, equity or other performance-based awards.  The Compensation Committee reports to Barzel’s Board on any of the items of compensation for which it is responsible and whether any benefits are subject to approval of Barzel’s Board.  Compensation payable to other employees of Barzel is expected to be determined by the Chief Executive Officer in conjunction with our management and the policies.

The Compensation Committee was formed, and members elected to serve on the Committee, on December 7, 2007.  The Compensation Committee was composed of Messrs. Mason (former Chairman), Barker and Ramage during fiscal year 2008 until October 30, 2008, at which time Messrs. Cohen and Powell were elected to Barzel’s Board and the Compensation Committee and replaced Messrs. Barker and Ramage.  The members of the Compensation Committee during fiscal year 2008 and thereafter to date were, and are, non-employee directors (as defined under Rule 16b-3 of the Exchange Act) and independent directors (as defined under Section 162(m) of the Internal Revenue Code).  Mr. Cohen serves as Chairman of the Compensation Committee, effective from October 30, 2008.   For fiscal year 2008, the independent directors who later became members of the Compensation Committee evaluated the specific contributions and responsibilities of our Named Executive Officers and determined compensation for such officers commensurate with chief executive officers and presidents, respectively, of public companies of similar size and complexity, including the need for related employment agreements.  The independent members of Barzel’s Board met in December 2007 to determine the compensation arrangements for certain of our Named Executive Officers, which arrangements are described in Potential Payments upon Termination or Change in Control.  The employment agreements with each of Messrs. De Gasperis and Lepore and Ms. Narwold were designed as a three year package, providing for the payment of an initial payment, base salary and bonus for each of the Named Executive Officers, with severance protection in respect of the first three years of the arrangement.

The Compensation Committee held its first meeting on January 29, 2008 at which the Compensation Committee approved the employment agreements with each of Messrs. De Gasperis and Lepore and Ms. Narwold.

The Compensation Committee held its second meeting on March 13, 2008 to review Barzel’s proxy statement for the annual meeting of stockholders held on May 13, 2008.

The Compensation Committee met on November 18, 2008 for its third meeting, which was the first meeting for the two new members of the Committee.  At the meeting in November, 2008, the Compensation Committee approved a new cash profit sharing program, described below.  The employment agreements established during the beginning of 2008 remain in full force and effect, although it is the intention of the Compensation Committee to amend such agreements during the 2009 fiscal year, as described below.

Compensation Philosophy and Objectives: Planning for the Future

Commencing in fiscal year 2008, the Compensation Committee established its philosophy and objectives consistent with that of a Decalogue company, operating as one system with a business model based on the predictability, reliability and speed of material flow.  The election of Messrs. Cohen and Powell to the Compensation Committee reflects our commitment to operate as a Decalogue company, as both have profound knowledge of the Decalogue theories and methodology, Mr. Cohen having co-authored the book – The Decalogue –

with our President, Dr. Lepore.  In addition, both Mr. Cohen and Mr. Powell have extensive experience working with and applying the philosophy of Dr. Eliyahu M. Goldratt, that provides an important basis for our business model.  In connection with the Decalogue methodology, the Compensation Committee's compensation philosophy is based on management and other employees working as a system to achieve the goal of maximizing the speed at which we generate cash through sales.  This means that our intention is to pay base salary based on the role and responsibilities of the individual in the system and an annual cash profit sharing payment for certain employees.

Base Salaries. As described above, the Compensation Committee’s philosophy regarding base salary (including base salary for the Named Executive Officers) is that it should compensate employees for the role and responsibilities of the individual employee in the system. In practice, this means that some employees received an increase in base salary in February 2009, and others may receive an increase in the future, for the 2009 fiscal year to more appropriately align their compensation to their roles in the system. The base salaries of the Named Executive Officers were not increased at that time.

Discretionary Bonuses. The employees of Barzel, other than the Named Executive Officers, received bonuses in respect of fiscal year 2008 based upon satisfactory job performance. In early 2008, after acquiring Acquired Company, Barzel notified its employees that it would retain Acquired Company’s compensation structure, including for discretionary bonuses, for fiscal year 2008. This notice was intended to mitigate disruption to the workforce during the transition year and encourage employees to remain with us while we implemented the Decalogue operating methodology, realigned the network of facilities and restructured our workforce to operate as a systemic organization. The transition and implementation has been largely completed.

The fiscal year 2008 objectives for the Named Executive Officers related to the transformation of Barzel through the implementation of the Decalogue operating methodology, including educating and training Barzel’s employees in the Decalogue methodology; designing and staffing the systemic organization; designing and implementing a replenishment system that operates at unprecedented speed; documenting and mapping all operational processes, including interdependencies, workload and staffing; designing, staffing and implementing a company-wide marketing process; hiring and staffing new sales and corporate processes (finance and accounting, human resources and legal); hiring new product development resources; and establishing a continuous learning mechanism and learning center.

During 2008, consistent with the objectives set for the Named Executive Officers, Barzel reached agreement with fewer, key suppliers for operating on an actual, usage-based replenishment model with reliable, expedient delivery of these materials.  The Company generated cash from permanent inventory reductions, including the exit of the inventory-based automotive segment, of over $88 million primarily from this faster replenishment and operating cycle.  These proceeds were used to pay down debt and today the ABL Credit Facility remains undrawn.

During 2008 and the 2009 first fiscal quarter, the Company implemented organizational changes and restructurings resulting in the reduction of approximately 392 employees, primarily in the areas of administration and general management, purchasing, inside sales, accounting and plant operating personnel.  These reductions have been offset by the addition of approximately 82 new employees of substantially different competencies, educational backgrounds and cultural diversities. The organizational changes are expected to reduce operating expenses by over $20 million dollars in 2009 from 2008.

The Named Executive Officers received a bonus in respect of fiscal year 2008 in connection with the attainment of these objectives, in accordance with such officer’s employment agreement.

At its November 18, 2008 meeting, the Compensation Committee adopted a cash profit sharing program, more fully described below, consistent with the Company’s philosophy that employees should be compensated based on their roles in the system and, additionally, based on the cash profit generated by the system.  With the adoption of this program, the Compensation Committee does not intend to award discretionary bonuses to reward individual performance in fiscal year 2009.

Cash Profit Sharing Program.  During fiscal year 2008, management designed, and the Compensation Committee approved in November 2008, a cash profit sharing program effective commencing with fiscal year 2009.  Under the program, executives and certain other employees will be eligible to receive a portion of the cash profits of Barzel.  The program contemplates that up to 10% of the net cash profits of Barzel will be available to be distributed to the Named Executive Officers and certain other employees. Net cash profit is defined as residual cash generated after all operating expense, usage of cash for working capital, maintenance and other capital expenditures, cash interest and cash taxes.  Of the 10%, up to 2.50% will be equally distributed to Messrs. De Gasperis and Lepore.

Up to 3.25% will be equally distributed to the process owners of the main processes in our systemic organization and another 3.25% will be equally distributed to certain other process owners and project managers. Examples of these processes include, replenishment, marketing, new product development, statistical process control, quality, information technology, technical services and maintenance and production synchronization. The remaining 1% will be equally distributed to the sales organization. The determination of the employees eligible to participate in this program was based on the role of the employee in the system and their ability to directly impact the generation of cash from sales (that is, throughput) for the Company. The program is designed to compensate these employees for the success of the systemic organization in generating throughput. It is the intention of the Compensation Committee and the Named Executive Officers with employment agreements that the bonus provisions of the employment agreements will be amended, when and as circumstances warrant and permit, to reflect the appropriate base salary compensation and the replacement of the bonuses with the profit sharing program.

Equity Awards.  In keeping with Barzel’s compensation philosophy, we do not award equity as compensation to the Named Executive Officers or other employees at this time.

Employee Benefits and Welfare Programs.  During fiscal year 2008, Barzel maintained a health plan for the benefit of all of its full time employees.  The Named Executive Officers participate in the plan on the same terms and conditions as other employees.

401(k) Savings Plan. During fiscal year 2008, Barzel maintained a deferred compensation plan intended to be a qualified plan under Section 401(k) of the Internal Revenue Code for the benefit of its employees in the United States.  In order to receive an employer match under the plan, employees are required to be employed for one year.  The Named Executive Officers did not receive an employer match on any employee contributions to the plan during  fiscal year 2008.

Section 162(m) Deduction.  The Compensation Committee seeks to balance its objective of creating transparent and effective compensation arrangements for the Named Executive Officers with the tax and financial reporting consequences thereof.  In making its compensation decisions, the Compensation Committee has considered the impact of Section 162(m) of the Internal Revenue Code, which limits deductions for compensation paid in excess of $1 million.  Although the Compensation Committee has not designed the current compensation packages for the Named Executive Officers to qualify for the exemption of “performance-based” compensation from the deductibility limit, it is not expected that the loss of deductibility for fiscal years 2008 and 2009, if any, would result in any material loss of tax benefits for Barzel.  Moreover, the Compensation Committee believes that the cost of establishing and administering a plan or arrangement compliant with Section 162(m) of the Code would outweigh any benefits thereof.  In fiscal year 2008, $950,000 paid to the Chief Executive Officer and $700,000 paid to the President, were not deductible.  The Compensation Committee has determined not to submit the cash profit sharing plan to stockholders for approval since it does not expect that payments thereunder would exceed the limit such that loss of deductibility would be loss of a meaningful benefit for us especially in light of cost of establishment and maintenance of a compliant plan.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with the management in accordance with the SEC’s disclosure requirements for executive compensation and, based on such review and discussion, the Compensation Committee recommended to Barzel’s  Board that this compensation discussion and analysis be included in this proxy statement and incorporated in our Annual Report on 10-K for the fiscal year ended November 29, 2008.  The Compensation Committee Charter can be found on Barzel’s website at http:www.barzel.com.

The Compensation Committee Oded Cohen (Chairman) Scott C. Mason Martin D. Powell

Executive Officer and Director Compensation

SUMMARY COMPENSATION TABLE FOR FISCAL YEARS 2007 AND 2008

Name and Position	Year	Base Salary (a)	Bonus	All Other Compensation	Total
Corrado De Gasperis, Chief Executive Officer and acting Chief Financial Officer	2008	$720,000	$800,000		$1,520,000
	2007	$0	$0	$972,354(b)	$972,354

Domenico Lepore, President	2008	$495,000	$800,000		$1,296,000
	2007	$0	$0	$786,473(c)	$786,473

Karen Narwold, Vice President, Strategic Counsel	2008	$360,000	$400,000		$760,000
	2007	$0	$0	$0	$0

(a)	The annual base salaries of the Named Executive Officers, pursuant to the employment agreements, are $800,000 for Mr. De Gasperis, $550,000 for Mr. Lepore and $400,000 for Ms. Narwold.
(b)	Represents the cost to Barzel of (a) $22,354 for health benefits and (b) $950,000 paid, in respect of 2007, during the first quarter of 2008 pursuant to Mr. DeGasperis’ employment agreement.
(c)
Represents the cost to Barzel of (a) $14,520 for health benefits, (b) $71,953 for relocation and housing expenses and (b) $700,000 paid, in respect of 2007, during the first quarter of 2008 pursuant to Mr. Lepore’s employment agreement.

The terms of each of Messrs. De Gasperis and Lepore and Ms. Narwold’s employment agreements is described in detail in Potential Payment upon Termination or Change in Control below.

Grants of Plan-Based Awards

Barzel has no equity compensation plans and has never made any compensatory equity awards.

In lieu of a cash bonus program, Barzel established a Cash Profit Sharing Program effective for fiscal year 2009.  It is expected that under the program, Messrs. De Gasperis and Lepore will be eligible to share equally up to 2.50% of the net cash profit generated in fiscal 2009.  Ms. Narwold will be eligible to share equally, with approximately 10 other employees, up to 3.25% of the net cash profit generated in fiscal 2009.  Because there is no minimum, target or maximum payment under the program, and because the Compensation Committee has not determined the specific percentage of the net cash profit that shall be payable to each Named Executive Officer, we are not able to demonstrate the potential payout amounts of any compensation under this program for 2009.

Pension Benefits

Barzel does not and has not sponsored or maintained a defined benefit pension plan for its Named Executive Officers.

Nonqualified Deferred Contribution And Other Nonqualified Deferred Compensation Plans

Barzel does not maintain any non-qualified deferred contribution plans.  None of the Named Executive Officers has any non-qualified deferred compensation arrangements.

Potential Payments upon Termination or Change in Control

Corrado De Gasperis was elected by Barzel’s Board to serve as our Chief Executive Officer on April 26, 2006 and performs the responsibilities of the principal financial officer.  On January 29, 2008, we entered into an employment agreement with Mr. De Gasperis (the “De Gasperis Agreement”), effective as of January 1, 2008.  Under the De Gasperis Agreement, Mr. De Gasperis serves as Chief Executive Officer, with an annualized base salary of not less than $800,000.  Mr. De Gasperis is eligible for an annual performance bonus commencing in fiscal year 2008.  The target annual bonus for each year shall be not less than 50% and not more than 150% of his base salary.  In addition, Mr. De Gasperis received initial compensation of $950,000 in respect of fiscal year 2007 that was paid during the first quarter of fiscal year 2008.

Domenico Lepore was elected by Barzel’s Board to serve as our President on June 20, 2006.  On January 29, 2008, we entered into an employment agreement with Mr. Lepore (the “Lepore Agreement”), effective as of January 1, 2008.  Under the Lepore Agreement, Mr. Lepore serves as our President, with an annualized base salary of not less than $550,000.  Mr. Lepore is eligible for an annual performance bonus commencing in fiscal year 2008.  The target annual bonus for each year shall be not less than 50% and not more than 100% of his base salary.  In addition, Mr. Lepore received initial compensation of $700,000 in respect of fiscal year 2007 that was paid during the first quarter of fiscal year 2008.

Karen Narwold was elected by Barzel’s Board to serve as our Vice President, Chief Administrative Officer, General Counsel and Secretary on December 26, 2007.  On January 29, 2008, we entered into an employment agreement with Ms. Narwold (the “Narwold Agreement”), effective as of January 1, 2008.  Under the Narwold Agreement, Ms. Narwold is entitled to an annualized base salary of not less than $400,000.  Ms. Narwold is eligible for an annual performance bonus commencing in fiscal year 2008.  The target annual bonus for each year shall be not less than 50% and not more than 100% of her base salary.  As of January 1, 2009, Ms. Narwold’s position is Vice President, Strategic Counsel and Secretary.

If the executive’s employment is terminated by us without Cause or by the executive with Good Reason (both as defined in the applicable executive’s employment agreement), subject to the executive executing a release in our favor, the executive shall be entitled to:

•	a lump sum payment of the executive’s accrued base salary through the date of such termination (including any accrued and unused vacation days);

•	a lump sum payment (the “Base Severance”) equal to the product of:

•	1.5 times the executive’s base salary, and

•
a fraction, the numerator of which is the number of months remaining until December 31, 2010 (but if a Change in Control (as defined in the executive’s employment agreement) has occurred, the numerator shall be 36 (in the case of Mr. De Gasperis) or 24 (in the cases of Mr. Lepore and Ms. Narwold) minus the number of full months that passed since the Change in Control) and the denominator of which is twelve (provided, the fraction cannot equal less than one) (the “Severance Period”);

•
continuation of health and life insurance benefits, at the same cost for the executive as prior to his or her termination, for the longer of 18 months or the Severance Period, subject to certain restrictions;

•	reimbursement for outplacement services for 12 months following termination; and

•	an excise tax gross up payment in respect of any excise taxes owed under Section 4999 of the Internal Revenue Code.

Termination by Barzel without Cause or by the executive for Good Reason assuming no Change in Control on November 29, 2008.  All columns are rounded to the nearest thousand.

Executive	Base Severance	Health and Life Insurance Costs (18 months) (a)	Total (b)
Corrado De Gasperis	$2,500,000	$19,000	$2,519,000

Domenico Lepore	$1,719,000	$19,000	$1,738,000

Karen Narwold	$1,250,000	$19,000	$1,269,000

(a)           Future health and life insurance costs are estimated based on the 2008 costs to Barzel for health and life insurance premiums.
(b)           The cost of outplacement services is presently unknown and not included in the calculation of total benefits payable upon termination.

Termination by Barzel without Cause or by the executive for Good Reason assuming a Change in Control on November 29, 2008.  All columns are rounded to the nearest thousand.

Executive	Base Severance	Health and Life Insurance Costs (3 or 2 years) (a)	Tax Gross up (b)	Total (c)
Corrado De Gasperis	$3,600,000	$39,000	0	$3,639,000

Domenico Lepore	$1,650,000	$26,000	0	$1,676,000

Karen Narwold	$1,200,000	$26,000	$444,000	$1,670,000

(a)           Future health and life insurance costs are estimated based on the 2008 costs to Barzel for health and life insurance premiums.
(b)           Each Named Executive Officer’s “base pay” within the meaning of Section 280G of the Internal Revenue Code was determined, for purposes of determining any tax gross up, using compensation paid during fiscal 2008.
(c)           The cost of outplacement services is presently unknown and not included in the calculation of total benefit payable upon termination.

Upon a termination of the executive’s employment for Cause or due to the executive’s resignation without Good Reason, the executive will be entitled to accrued base salary through the date of termination (not including any accrued and unused vacation days) and any benefits provided under our employee benefit plans upon a termination of employment, in accordance with the terms of such plan.

Upon a termination of the executive’s employment due to the executive’s death, the executive’s estate will be entitled to a lump sum payment equal to the sum of the executive’s accrued base salary through the date of such termination (including any accrued and unused vacation days) and the Base Severance.  In addition, the executive’s spouse and dependents, if any, will be generally entitled to continued health plan coverage, at the same cost paid by the executive, for the longer of 18 months or the Severance Period.

Each of the executives is also restricted from soliciting our employees or customers or from working for a competitive business (other than Ms. Narwold) for one year following termination of the executive’s employment.

Director Compensation

There was no compensation paid to our directors for the fiscal year ended November 24, 2007.  Compensation earned by or paid to our non-employee directors for the fiscal year ended November 29, 2008 is set forth in the following table.

Name and Position	Year	Fees earned or paid in cash		All Other Compensation	Total
M. Ridgway Barker, former director and Nominating/ Governance Committee Chair	2008	$68,000			$68,000
Oded Cohen, Compensation Committee Chair as of October 31, 2008	2008	$8,500	(a)		$8,500
Scott C. Mason, former Compensation Committee Chair	2008	$86,000			$86,000
Gilbert E. Playford, Chairman of Barzel’s Board	2008	$100,500			$100,500
Martin D. Powell, Audit Committee Chair as of October 31, 2008	2008	$10,834	(a)		$10,834
Robert W. Ramage, former director and Audit Committee Chair	2008	$91,000			$91,000

(a) Messrs. Cohen and Powell were entitled to pro-rata annual retainers in connection with the services provided for the portion of the 2008 fiscal year following the date each was elected to Barzel’s Board.

    Directors who are not Company employees are compensated for their service as a director as shown in the following table.  Annual retainers are generally payable in January.

Schedule of Director Fees

Compensation Item	Amount
Annual Retainers
Board	$50,000
Board Chair	$30,000
Audit Committee Chair	$20,000
Executive Committee Chair*	$20,000
Compensation Committee Chair	$10,000
Nominating and Governance Committee Chair	$5,000
Per Meeting Fees
Board, in person	$2,000
Committee, in person	$1,500
Board or Committee, by telephone	$1,000

    *The Nominating and Governance Committee was replaced with the Executive Committee effective February 18, 2009.

Compensation Committee Interlocks and Insider Participation

Prior to fiscal year 2008, Barzel did not have a Compensation Committee.  Effective as of December 7, 2008 through October 30, 2008, the Compensation Committee consisted of Messrs. Mason, Barker and Ramage.  Since October 30, 2008, the Compensation Committee has consisted of Messrs. Cohen, Mason, and Powell.  None of the members of the Compensation Committee is or formerly was an employee or officer of Barzel.  None of our executive officers served as a member of the Compensation Committee (or other board of directors committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one or more of whose executive officers served on Barzel’s Compensation Committee.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding the beneficial ownership of shares of Barzel common stock as of March 1, 2009, based on information currently available, by each person known by us to own beneficially 5% or more of Barzel’s common stock, each of Barzel’s directors and officers and all of Barzel’s directors and executive officers as a group.

Name and address of beneficial owner(a)	Number of shares	Percentage of class beneficially owned
Royal Capital Management LLC(b)	3,377,864	12.7%
Reed Connor & Birdwell, LLC(c)	1,548,655	5.8%
Scopia Management Inc. (d)	2,559,673	9.6%
FMR LLC(e)	2,283,400	8.6%
Gilbert E. Playford(f)	7,414,236	26.1%
Corrado De Gasperis(g)	1,955,207	7.4%
Domenico Lepore(h)	725,351	2.7%
Martin D. Powell(i)	36,275	*
Scott C. Mason(j)	373,806	1.4%
Oded Cohen(k)	36,279	*
Karen G. Narwold(l)	73,463	*
All directors and executive officers as a group (7 individuals) (m)	10,614,617	37.3%

*  Less than 1%.

(a) Unless otherwise indicated, the business address of each of the individuals is 320 Norwood Park South, 2nd Floor, Norwood, MA 02062.

(b) Information is based upon a Form 4 filed with respect to Barzel on August 1, 2008. The business address of Royal Capital Management LLC is 623 Fifth Avenue, 24th Floor, New York, NY 10022. Mr. Robert W. Medway and Mr. Yale M. Fergang are the principals of Royal Capital Management LLC.

(c) Information is based upon a Schedule 13G filed with respect to Barzel dated February 13, 2009. Reed Conner & Birdwell, LLC may be deemed to be controlled by Donn B. Conner and Jeff Bronchick.  The business address of Reed Conner & Birdwell, LLC is 11111 Santa Monica Boulevard, Suite 1700, Los Angeles, CA 90025.

(d) Information is based upon a Form 4 filed with respect to Barzel on January 6, 2009.  Matthew Sirovich and Jeremy Mindich are the control persons of Scopia Management. The business address of Scopia Management is 450 Seventh Avenue, New York, NY 10123.

(e) Information is based upon a Schedule 13G filed with respect to Barzel dated February 14, 2008. Includes 1,141,700 shares of common stock issuable upon the exercise of warrants which are currently exercisable.  FMR LLC may be deemed to be controlled by Edward C. Johnson, III and members of his family. The business address of FMR LLC is 82 Devonshire St., Boston, MA 02109.

(f) Mr. Playford is the non-executive Chairman of Barzel's Board.  Includes 5,523,868 shares of common stock owned indirectly through various entities. There are transfers of such shares being effected among some of such entities. The transfers will not affect Mr. Playford's total beneficial ownership. Upon completion of the transfers, these shares will be held as follows:  (i) 5,411,299 shares of common stock owned indirectly through Playford Family Limited Partnership ("Family LP"), (ii) 44,669 shares of common stock owned indirectly through Gilbert E. Playford 2007 Charitable Remainder Trust U/A/D 6/12/07 (the "Charitable Remainder Trust"), (iii) 792 shares of common stock owned indirectly through Playford Management LLC ("Management"), and (iv) 67,108 shares of common stock owned indirectly through Cheryle Darlene Playford Revocable Trust (the "Spouse Trust"). Also includes 1,890,368 shares of common stock issuable upon exercise of warrants held by the Gilbert E. Playford Revocable Trust (the "Trust"), all of which warrants are currently exercisable. Management, of which Mr. Playford is the sole member, is the general partner of Family LP and the Trust is the sole limited partner of Family LP. Mr. Playford is the settlor and sole trustee of the Trust.  Mr. Playford is the settlor and sole trustee of the Charitable

Remainder Trust. Mr. Playford's spouse is the sole trustee of the Spouse Trust. Also includes 842,415 Escrow Shares described in Proposal II above which may not be voted or disposed of unless and until released from escrow.

(g) Mr. De Gasperis is Barzel’s Chief Executive Officer and a Director. Includes 3,387 shares of common stock owned by Mr. De Gasperis’ spouse.

(h) Dr. Lepore is Barzel’s President and a Director.

(i) Mr. Powell is a Director.  Includes 36,275 shares of common stock owned indirectly through Goldratt Solutions Ltd., of which Mr. Powell is the sole director and owner.

(j) Mr. Mason is a Director.

(k) Mr. Cohen is a Director.  Includes 36,279 shares of common stock owned indirectly through TOC Europe Limited, of which Mr. Cohen is the sole director and which is owned, as to 50%, by Mr. Cohen and, as to 50%, by TOC Southern Europe B.V., of which Mr. Cohen is the sole director and owner.

(l) Ms. Narwold is Barzel’s Vice President, Strategic Counsel and Secretary.

(m) Includes 1,890,368 shares of common stock issuable upon exercise of warrants, which are currently exercisable.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting

Section 16(a) of the Securities Exchange Act of 1934 requires Barzel’s directors and officers and holders of more than 10% of the issued and outstanding shares of our common stock to file with the SEC initial reports of ownership, and reports of changes in ownership, of common stock and other equity securities of Barzel.  Barzel believes that, during 2008, all of its directors and officers and holders of more than 10% of the issued and outstanding shares of our common stock complied with all reporting requirements under Section 16(a), except for Mr. Playford, who had one transaction omitted from a Form 4, Mr. Mason, who had two transactions omitted from a Form 4, and Royal Capital Management LLC, which reported one transaction late on a Form 4.

Forward Looking Statements

These proxy materials contain forward-looking statements.  All statements, other than statements of historical facts, included in these proxy materials, are forward-looking statements.  In addition, we or our representatives have made or may make forward-looking statements on telephone or conference calls, by webcasts or e-mails, in person, in presentations or written materials, or otherwise.  Forward-looking statements include statements about matters such as: growth rates for, future prices and sales of, and demand for our products and our customers’ products; production capacity in our operations and our customers’ operations; costs of materials and production; productivity, business process and operational initiatives, and their impact on us; industry market conditions and our position in markets we serve; employment and contributions of personnel; employee relations and collective bargaining agreements; tax rates; capital expenditures and their impact on us; nature and timing of restructuring charges and the impact thereof; interest rate management activities; currency rate management activities; deleveraging activities; rationalization, restructuring, realignment, strategic alliance, raw material and supply chain, investment, acquisition, venture, consulting, operational, tax, financial and capital projects; legal proceedings, contingencies, and environmental compliance; potential offerings, sales and other actions regarding debt or equity securities of us or our subsidiaries; and future asset sales, costs, working capital, revenues, business opportunities, debt levels, cash flows, cost savings and reductions, margins, earnings and growth.  The words “believe,” “expect,” “anticipate,” “estimate,” “project,” “plan,” “should,” “intend,” “may,” “will,” “would,” “potential” and similar expressions identify forward-looking statements, but are not the exclusive means of doing so. These statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the cautionary statements in Item 1A of our Annual Report on Form 10-K for the year ended November 29, 2008, and in our periodic reports on Form 10-Q and Form 8-K, which we hereby incorporate herein by reference.

These statements are based on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, future developments and other factors they believe to be appropriate. Forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements.

AVAILABILITY OF PROXY MATERIALS

A copy of Barzel’s Annual Report on Form 10-K accompanies this Proxy Statement. Such Annual Report is not a part of the proxy solicitation materials. Upon receipt of a written request, Barzel will furnish to any stockholder, without charge, an additional copy of such Annual Report (without exhibits). Upon request and payment of $0.10 (ten cents) per page, copies of any exhibit to such Annual Report will also be provided. Any such written request should be directed to Barzel’s Secretary at 320 Norwood Park South, 2nd Floor, Norwood, MA 02062 or (781) 762-0123.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 12, 2009: THE PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT http://www.cstproxy.com/barzel/2009.  DIRECTIONS TO THE ANNUAL MEETING OF SHAREHOLDERS ARE LOCATED ON THE ADMISSION TICKET FOUND ON PAGE 31.

STOCKHOLDERS SHARING AN ADDRESS

If you share an address with another stockholder, you may receive only one set of proxy materials (including this proxy statement and the annual report to stockholders) unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials now or in the future, you may contact us at the address and phone number cited above.

Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may contact us to request delivery of a single copy of these materials at 320 Norwood Park South, 2nd Floor, Norwood, MA 02062 or (781) 762-0123.

ADMISSION TICKET

BARZEL INDUSTRIES INC.

ANNUAL MEETING OF STOCKHOLDERS
MAY 12, 2009 AT 11:00 AM
7070 Mississauga Road, Suite350
MISSISSAUGA, ONTARIO, CANADA L5N 7J8

PRESENT THIS TICKET TO ADMIT ONE STOCKHOLDER AND ONE GUEST

Our address is 7070 Mississauga Road, Suite 350 (located in the DuPont Corporate Centre).

From Downtown Toronto (EAST)
1.	Take the ramp onto Gardiner Expy W
2.	Take exit 139 for Hwy 401/427
3.	Slight right toward Hwy 427 N
4.	Continue on Hwy 427 N
5.	Take the Hwy 401 W exit on the left
6.	Merge onto Hwy 401 W
7.	Take exit 336 for Erin Mills Pkwy/Mississauga Rd
8.	Turn right at Mississauga Rd
9.	Turn left (west) at Derry Road
10.	Turn left at first driveway (West Credit Avenue) which is 7070 Mississauga Road (DuPont building)

From Pearson International Airport (EAST)
1.	Head east on Terminal Access Rd 1
2.	Take the ramp onto Hwy 409
3.	Take the Hwy 427/401 exit
4.	Merge onto King's Hwy 427
5.	Take the Hwy 401 exit
6.	Merge onto Hwy 401 W
7.	Take exit 336 for Erin Mills Pkwy/Mississauga Rd
8.	Turn right at Mississauga Rd
9.	Turn left (west) at Derry Road
10.	Turn left at first driveway (West Credit Avenue) which becomes 7070 Mississauga Road (DuPont building)

From the Detroit/Windsor Border (South)
1.	Take the exit onto Hwy 401 E
2.	Take exit 336 for Erin Mills Pkwy/Mississauga Rd
3.	Turn left at Mississauga Rd
4.	Turn left (west) at Derry Road

5.	Turn left at first driveway (West Credit Avenue) which becomes 7070 Mississauga Road (DuPont building)

From the Buffalo/Niagara Border
1.	Take QEW Hwy E to Hwy 403 exit
2.	Take Winston Churchill N exit
3.	Turn right on Argentia Road
4.	Turn left (east) on Derry Road East
5.	Turn right at West Credit Avenue which becomes 7070 Mississauga Road (DuPont building)

From Kingston Bridge/Alexandria Bay (East of Toronto)
1.	Take 401 W to Mississauga Road
2.	Take exit 336 for Erin Mills Pkwy/Mississauga Rd
3.	Turn right at Mississauga Rd
4.	Turn left (west) at Derry Road
5.	Turn left at first driveway (West Credit Avenue) which becomes 7070 Mississauga Road (DuPont building)

From Sarnia/Port Huron Border (West)
1.	Take 401 E to Mississauga Road
2.	Take exit 336 for Erin Mills Pkwy/Mississauga Rd
3.	Turn left at Mississauga Rd
4.	Turn left (west) at Derry Road
5.	Turn left at first driveway (West Credit Avenue) which becomes 7070 Mississauga Road (DuPont building)

BARZEL INDUSTRIES INC.

PROXY FOR ANNUAL MEETING
solicited on behalf of the board of directors for the annual meeting on May 12, 2009

The undersigned, a stockholder of Barzel Industries Inc., a Delaware corporation, appoints Corrado De Gasperis and Karen G. Narwold, and each of them, granting each of them full power of substitution, as his, her or its true and lawful agent, attorney-in-fact and proxy to represent the undersigned, and to vote all the shares of common stock that the undersigned would be entitled to vote if personally present, at the annual meeting of stockholders of Barzel Industries Inc. to be held at the offices of Barzel Industries Inc. located at 7070 Mississauga Road, Suite 350, Mississauga, Ontario, Canada L5N 7J8 on May 12, 2009 at 11:00 a.m., and any adjournment(s) and postponement(s) thereof, with respect to the following matters which are more fully explained in the Proxy Statement of Barzel Industries Inc. dated March 30, 2009, receipt of which is acknowledged by the undersigned.

(Continued, and to be completed, dated and signed, on the reverse side)

PROXY VOTING INSTRUCTIONS

Please mark your vote on, date and sign this proxy card and mail it in the envelope provided as soon as possible.

Proposal I:	To elect the Directors – The Board of Directors recommends a vote For all the nominees listed.

	GILBERT E. PLAYFORD	☐ FOR	☐ WITHHELD
	CORRADO DE GASPERIS	☐ FOR	☐ WITHHELD
	DOMENICO LEPORE	☐ FOR	☐ WITHHELD
	ODED COHEN	☐ FOR	☐ WITHHELD
	SCOTT C. MASON	☐ FOR	☐ WITHHELD
	MARTIN D. POWELL	☐ FOR	☐ WITHHELD

Proposal II:	To approve the issuance of up to 842,415 shares of Barzel common stock in connection with certain warrant exchanges – The Board of Directors recommends a vote For approval.
	☐ FOR	☐ AGAINST	☐ ABSTAIN

This proxy will be voted in accordance with the instructions given. If no direction is made, the shares represented by this proxy will be voted “FOR” Item 1 and Item 2. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

Dated:____________, 2009

Signature of Stockholder

Signature of Stockholder

PLEASE SIGN AS YOUR NAME EXACTLY AS IT APPEARS ON THIS PROXY.
Executors, Attorneys, Officers, Trustees, Guardians and other Representatives, please indicate full titles.
In the case of Joint Tenants, both stockholders should sign.

If you plan to attend the meeting, please check here: ☐

If your name or address has changed, please check here: ☐